Exhibit 99.2

Bulletin No.: 2019-22
September 27, 2019
TO: MEMBERS
SUBJECT: Supervisory Letter on LIBOR-Linked Financial Transactions
The financial markets are preparing for the possible phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.

As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, which regulates the FHLBanks, is requiring that by March 31, 2020, the FHLBanks cease entering into most new LIBOR referenced instruments with maturities beyond December 31, 2021. This change may impact certain Federal Home Loan Bank of Dallas (Bank) products with a LIBOR component, including:

•	Structured advance products

•	LIBOR-indexed derivatives

The FHFA also provided guidance to the FHLBanks regarding member collateral. In 2019, the Bank included questions regarding its members’ plans to transition loans that are indexed to LIBOR in the “2019 FHLB Onsite Collateral Verification Questionnaire.” At FHFA’s request, starting in 2020, the Bank will require members to identify loans linked to LIBOR that are pledged as collateral. This will ensure that the Bank can distinguish LIBOR-linked collateral maturing past December 31, 2021.

The full letter from the FHFA is available for your reference at https://www.fhfa.gov/Media/PublicAffairs/PublicAffairsDocuments/Supervisory-Letter_Planning-for-LIBOR-Phase-Out.pdf

The 11 FHLBanks are participating in industry-wide efforts to facilitate an orderly transition to an alternative reference rate(s). Each FHLBank has developed and is executing a multi-year plan to reduce its LIBOR exposures over time.

As we prepare for this transition, we also want to ensure that you, our members, are as prepared as possible. Resources regarding the LIBOR transition that may be helpful are available at fhlb.com/sofr.

We will provide you with ongoing updates as new information and resources become available. If you have questions regarding this communication or would like more details on the LIBOR transition, please contact Member Services at 844.FHL.BANK (844.345.2265).

Sincerely,

Sanjay K. Bhasin
President and Chief Executive Officer